Ex. 99.1

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Urban Edge Properties
2018 Inducement Equity Plan
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1.    Purpose

The purpose of the Urban Edge Properties 2018 Inducement Equity Plan, as amended from time to time (the “Plan”), is to provide for equity awards to induce highly-qualified prospective officers and employees who are not currently employed by Urban Edge Properties (the “Trust”) and its subsidiaries to accept employment and to provide them with a proprietary interest in the Trust’s success. The Trust intends that the Plan be reserved for persons to whom the Trust may issue securities without shareholder approval as an “employment inducement award” within the meaning of Section 303A.08, or any successor provision, of the New York Stock Exchange Listed Company Manual.

2.    Shares Available for Awards

Subject to the provisions of this Section 2 or any adjustment as provided in Section 16, awards may be granted under the Plan with respect to up to 2,352,890 common shares, par value $.01, of beneficial interest in the Trust (the “Shares”). The Shares issued under the Plan may be authorized and unissued Shares or treasury Shares, as the Trust may from time to time determine.

The Committee (as defined in Section 3) may, without affecting the number of Shares available pursuant to this Section 2, authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or shares, reorganization or similar transaction upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A (as defined in Section 16) and any other applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).
Shares subject to an award granted under the Plan that expires unexercised, that is forfeited, terminated or canceled, in whole or in part, or is paid in cash in lieu of Shares, shall thereafter again be available for grant under the Plan.
3.     Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Trustees of the Trust. Notwithstanding anything to the contrary contained herein, the Board of Trustees may, in its sole discretion, at any time and from time to time, grant awards or administer the Plan. In any such case, the Board of Trustees will have all of the authority and responsibility granted to the Committee herein.

Subject to the provisions of the Plan, the Committee shall select the employees who will be participants in the Plan (the “Participants”). The Committee shall (i) determine the type of awards to be made to Participants, determine the Shares or share units subject to awards, and (ii) have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan, based on, among other things, information made available to the Committee by the management of the Trust. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in its administration of the Plan, as described herein, shall be final and conclusive.

4.     Eligibility

All employees to whom the Trust may issue securities without shareholder approval in accordance with Section 303A.08, or any successor provision, of the New York Stock Exchange Listed Company Manual are eligible to be Participants in the Plan.

5.     Awards

Awards under the Plan may consist of the following: share options, share appreciation rights, performance shares, grants of restricted shares and other share-based awards, including OP Units (as defined in Section 11). Awards of performance shares, restricted shares or share units and other share-based awards may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

6.     Share Options

All share options granted under the Plan shall be non-qualified share options and are not designated nor intended to qualify as “incentive stock options” as defined in Section 422 of the Code. The Committee shall establish the option price at the time each share option is granted, which price shall not be less than 100% of the Fair Market Value (as defined below) of the Shares on that date. Share options shall be exercisable for such period as specified by the Committee but in no event may options be exercisable more than ten years after their date of grant. The option price of each Share as to which a share option is exercised shall be paid in full at the time of such exercise. Unless the Committee otherwise specifies in the award agreement, such payment shall be made (i) in cash, (ii) by tender of Shares owned by the Participant valued at Surrender Value (as defined below) as of the date of exercise, (iii) to the extent approved by the Committee in its sole discretion, by surrender of all or part of the Shares issuable upon exercise of the option by the largest whole number of Shares with a Surrender Value that does not exceed the aggregate exercise price; provided, however, that the Trust shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued, (iv) in such other consideration as the Committee deems appropriate, or (v) by a combination of cash, Shares and such other consideration.

For purposes of the Plan, (i) “Fair Market Value” means, with respect to a Share, the average of the high and the low prices reported for the Shares on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee in a manner consistent with Section 409A, unless determined as otherwise specified herein; and (ii) “Surrender Value” means, with respect to a Share, the closing price reported for the Shares on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee in a manner consistent with Section 409A, unless determined as otherwise specified herein. For purposes of the grant of any award, the applicable date will be the trading day on which the award is granted or, if the date the award is granted is not a trading day, the trading day immediately prior to the date the award is granted. For purposes of the exercise of any award, the applicable date is the date a notice of exercise is received by the Trust or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Trust.

7.     Share Appreciation Rights

Share appreciation rights may be granted in tandem with a share option, in addition to a share option, or may be freestanding and unrelated to a share option. Share appreciation rights granted in tandem with or in addition to a share option may be granted either at the same time as the share option or at a later time. The Committee shall establish the grant price of each share appreciation right granted at the time each such share appreciation right is granted, which price shall not be less than 100% of the Fair Market Value of the Shares subject to such award on that date. A share appreciation right shall entitle the Participant to receive from the Trust an amount equal to the increase of the Fair Market Value of the Shares on the exercise of the share appreciation right over the grant price. Unless the Committee otherwise specifies in the award agreement, the Committee, in its sole discretion, shall determine whether the share appreciation right shall be settled in cash, Shares or a combination of cash and Shares.

8.     Performance Shares

Performance shares may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Trust until the time the Shares subject to the grant of performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee. Unless the Committee otherwise specifies in the award agreement, the Committee, in its sole discretion, shall determine whether performance shares granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

9.     Restricted Shares

Restricted shares may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of restricted shares, such certificate shall be registered in the name of the Participant but shall be held by the Trust until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted shares shall be established by the Committee at time of grant. Unless the Committee otherwise specifies in the award agreement, the Committee, in its sole discretion, shall determine whether restricted shares granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

10.     Other Share-Based Awards

Other types of equity-based or equity-related awards (including the grant or offer for sale of unrestricted Shares and performance shares and performance units settled in shares or cash) may be granted under such terms and conditions as may be determined by the Committee in its sole discretion.

11.    Operating Partnership Units

Awards may be granted under the Plan in the form of undivided fractional limited partnership interests in Urban Edge Properties, L.P. (together with any successor entity, the “Operating Partnership”), a Delaware limited partnership, the entity through which the Trust conducts its business and an entity that has elected to be treated as a partnership for federal income tax purposes, of one or more classes (“OP Units”) established pursuant to the Operating Partnership’s agreement of limited partnership, as amended from time to time. Awards of OP Units shall be valued by reference to, or otherwise determined by reference to or based on, Shares. OP Units awarded under the Plan may be (1) convertible, exchangeable or redeemable for other limited partnership interests in the Operating Partnership (including OP Units of a different class or series) or Shares, or (2) valued by reference to the book value, fair value or performance of the Operating Partnership. Awards of OP Units may be intended to qualify as “profits interests” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43, with respect to a Participant in the Plan who is rendering services to or for the benefit of the Operating Partnership, including its subsidiaries.

For purposes of calculating the number of Shares underlying an award of OP Units relative to the total number of Shares available for issuance under the Plan, the Committee shall establish in good faith the maximum number of Shares to which a Participant receiving such award of OP Units may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of Shares underlying such awards of OP Units shall be reduced accordingly by the Committee, and the number of Shares allocable under the Plan shall be increased by one Share for each Share so reduced. Awards of OP Units may be granted either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible Participants to whom, and the time or times at which, awards of OP Units shall be made; the number of OP Units to be awarded; the price, if any, to be paid by the Participant for the acquisition of such OP Units; and the restrictions and conditions applicable to such award of OP Units. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant, in its sole discretion. The provisions of the grant of OP Units need not be the same with respect to each Participant.

Notwithstanding Section 5 of the Plan, the award agreement or other award documentation in respect of an award of OP Units may provide that the recipient of an award under this Section 11 shall be entitled to receive, currently or on a deferred or contingent basis, dividends or dividend equivalents with respect to the number of Shares underlying the award or other distributions from the Operating Partnership prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or OP Units.

OP Units awarded under this Section 11 may be issued for no cash consideration.

12.     Award Agreements

Each award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such award, in addition to the terms and conditions specified in the Plan.

13.     Withholding

The Trust shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any Shares or the payment of cash under the Plan, any taxes required by law to be withheld therefrom. The Committee, in its sole discretion, may permit or require a Participant who is an employee of the Trust or its subsidiaries to satisfy such withholding obligation by having the Trust retain the number of Shares whose Fair Market Value equals the minimum statutory amount of taxes required by applicable law to be withheld. Any fraction of a Share required to satisfy such obligation shall be disregarded, and the amount due shall instead be paid in cash to or by the Participant, as the case may be.

14.    Non-transferability

No award under the Plan shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. Notwithstanding the foregoing, the Committee may determine, at the time of grant or thereafter, that an award is transferable by the Participant to such Participant’s immediate family members (or trusts, partnerships, or limited liability companies established for such immediate family members). For this purpose, immediate family member means, except as otherwise defined by the Committee, the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws and persons related by reason of legal adoption. Such transferees may transfer an award only by will or the laws of descent or distribution. An award transferred pursuant to this Section 14 shall remain subject to the provisions of the Plan, and shall be subject to such other rules as the Committee shall determine. Upon transfer of a share option, any related share appreciation right shall be canceled. Except in the case of a holder’s incapacity, an award shall be exercisable only by the holder thereof.

15.     No Right to Employment

No person shall have any claim or right to be granted an award, and the grant of an award shall not be construed as giving a Participant any right to continue his or her service to the Trust or its subsidiaries as an employee or officer. Further, the Trust and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

16.    Adjustment of and Changes in Shares

In the event of any change in the outstanding Shares by reason of any share dividend or split, reverse split, recapitalization, merger, consolidation, spinoff, combination or exchange of Shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number of Shares for which awards may be granted under the Plan and (ii) the number or kind of Shares or other securities issued or reserved for issuance pursuant to outstanding awards; provided, however, that no such substitution or adjustment shall be required if the Committee determines that such action could cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code (“Section 409A”) or otherwise could subject a Participant to the additional tax imposed under Section 409A in respect of an outstanding award; and further provided that no Participant shall have the right to require the Committee to make any adjustment or substitution under this Section 16 or have any claim or right whatsoever against the Trust or any of its subsidiaries or affiliates or any of their respective trustees, directors, officer or employees in respect of any action taken or not taken under this Section 16.

17.    Amendment

The Board of Trustees of the Trust may amend or terminate the Plan or any portion thereof from time to time, provided that no amendment shall be made without shareholder approval if such amendment would reduce the exercise price of outstanding share options or share appreciation rights or cancel outstanding share options or share appreciation rights in exchange for cash, other awards or share options or share appreciation rights with an exercise price that is less than the exercise price of the original share options or share appreciation rights (other than pursuant to Section 16).

18.     Section 409A

It is the Trust’s intent that awards under the Plan be exempt from, or comply with, the requirements of Section 409A, and that the Plan be administered and interpreted accordingly. If and to the extent that any award made under the Plan is determined by the Trust to constitute “non‑qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Trust), such payment or benefit shall not be made or provided before the date that is six months after the date of the Participant’s separation from service (or the Participant’s earlier death).

19.     Effective Date

The Plan was adopted by the Board of Trustees of the Trust on September 20, 2018 (the “Effective Date”). Subject to earlier termination pursuant to Section 17, the Plan shall have a term of ten years from the Effective Date; provided, however, that all awards made under the Plan before its termination, and the Committee’s authority to administer the terms of such awards, will remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable award agreements.

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